BUFFALO GOLD LTD.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

JUNE 30, 2005

NOTICE TO READER

These unaudited consolidated financial statements for the second financial quarter ended June 30, 2005 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	June 30, 2005	December31, 2004

Assets

Current
Cash and cash equivalents	$ 86,566	$ 155,285
Receivables	5,578	1,809
Notes receivable (note 3)	47,500	50,000
Deferred issue costs	2,500	-
Prepaid expenses	725	-

	142,869	207,094
Exploration properties and deferred costs (note 3)	-	-

	$ 142,869	$ 207,094

Liabilities And Shareholders' Deficiency

Current
Accounts payable and accrued liabilities (note 8)	$ 439,940	$ 479,424
Loans payable (note 4)	203,490	196,647
	643,430	676,071
Amounts due to shareholders	6,272	6,272

	$ 649,702	$ 682,343

Shareholders' deficiency
Share capital (note 5)
Authorized
Unlimited common shares without par value

Issued
6,756,726 (2004 – 6,756,726) common shares	4,390,068	4,392,709
Contributed surplus	54,000	54,000
Deficit	(4,950,901)	(4,921,958)

	(506,833)	(475,249)

	$ 142,869	$ 207,094

Going concern (note 2)

On behalf of the Board:

" John Tully"		" James Stewart"
John Tully	Director	James Stewart	Director

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Statements of Operations and Deficit

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Expenses
Consulting fees	$8,670	$7,500	$16,248	$20,250
Property evaluation and due diligence	1,475	-	2,109	2,500
Listing, filing and transfer fees	7,044	4,670	9,664	9,968
Office and miscellaneous	2,004	4,859	2,268	10,997
Professional fees	141	9,290	141	36,915
Rent	2,823	2,700	6,135	7,500
Travel and promotion	29	2,130	29	15,178

Loss before other items	(22,186)	(31,149)	(36,594)	(103,308)

Other Items
Gain or settlement of debts	14,494	-	14,494	-
Recovery of property evaluation and due diligence costs (note 3)	-	-	-	94,955
Foreign exchange	(2,100)	-	(2,100)	-
Interest expense	(410)	(9,128)	(4,743)	(9,128)
Interest income	-	2,309	-	2,330

Income (loss) for the period	(10,202)	(37,968)	(28,943)	(15,151)

Deficit, beginning of period	(4,940,699)	(4,818,438)	(4,921,958)	(4,841,255)

Deficit, end of period	$(4,950,901)	$(4,856,406)	$(4,950,901)	$(4,856,406)

Income (loss) per share, basic and fully diluted
Income (loss) per share	$(0.00)	$(0.01))	$(0.00)	$(0.00)

Weighted average number of shares outstanding
Basic and fully diluted	6,756,726	4,086,726	6,756,726	4,061,493

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Cash Flows From (Used In) Operating Activities
Income (loss) for the period	$(10,202))	$(37,968)	$(28,943)	$(15,151)

Items not involving cash
Interest accrued on notes payable	2,510	-	6,843	-
Gain on settlement of debts	(14,494)	-	(14,494)	-

Changes in non-cash working capital items:
Decrease (increase) in receivables	(4,125)	(1,094)	(3,769)	14,275
Increase in notes receivable	2,500	-	2,500	(94,955)
Decrease (increase) in prepaid expenses	(725	-	(725)	13,857
Increase in accounts payable and accrued liabilities	(26,248)	31,823	(24,990)	58,049

Net cash provided by (used in) operating activities	(50,784)	(7,239)	(63,578)	(23,925)

Cash Flows From Financing Activities
Proceeds from private placement	-	-	-	19,833
Increase in deferred issue costs	(2,500)	-	(2,500)	-
Share subscriptions received (returned)	-	(44,167)	-	-
Share issue costs	-	-	(2,641)	-

Net cash provided by financing activities	(2,500)	(44,167)	(5,141)	19,833

Cash Flows Used In Investing Activities
Expenditures on exploration properties	-	-	-	-

Net cash provided by (used in) investing activities	-	-	-	-

Change in cash and cash equivalents during the period	(53,284)	(51,406)	(68,719)	(4,092)

Cash and cash equivalents, beginning of period	139,850	60,204	155,285)	12,890

Cash and cash equivalents, end of period	$86,566	$8,798	$86,566	$8,798
Non-cash transactions: Accounts payable settled with the issuance of common shares	$-	$-	$-	$28,999

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Six Months Ended June 30, 2005

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

Buffalo Gold Ltd. (the "Company") is an Alberta Corporation engaged in the evaluation of mineral properties for potential acquisition.  To date, the Company has not earned significant revenues and is considered to be in the exploration stage.  The Company's shares are listed on the NEX and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in NEX policies.

The accompanying unaudited financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2005 and for all periods presented, have been included.  Interim results for the three-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information.  These financial statements conform, in all material respects, with generally accepted accounting principles (“GAAP”) in the United States.

These financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2004. The accounting principles applied in these interim consolidated financial statements are consistent to those applied in the annual consolidated financial statements.

2.

GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

At June 30, 2005, the Company has a working capital deficiency of $500,561 (December 31, 2004 - $468,977), and, without additional funding, is unable to meet its obligations as they fall due. At June 30, 2005, the Company was in default under the terms of loans payable but had agreed to settle the balance due through the issuance of common shares, subject to regulatory approval July 2005.  Furthermore, in April 2005, the Company agreed to settle accounts payable of $280,743 due to companies controlled by officers and directors through the issuance of common shares, subject to regulatory approval, which was granted.

The Company has a significant working capital deficiency and, accordingly, there is substantial doubt about the ability of the Company to continue as a going concern. Management is actively pursuing additional funds by way of private placement.  While the Company has been successful in raising funds in the past, there can be no assurance that it will be able to do so in the future.

The operations of the Company have primarily been funded by the issuance of share capital and debt.  Continued operation of the Company is dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future.  Such financings may not be available or may not be available on reasonable terms.

3.

EXPLORATION PROPERTIES AND DEFERRED COSTS

Calling Lake and Varlaam, Alberta

The Company had interests in several mining exploration permits in the Calling Lake and adjacent Varlaam regions of Alberta. The Company wrote down the carrying values of the properties to $nil in prior periods and has subsequently abandoned these claims.

Terrawest Properties, Peoples Republic of China

During the year ended December 31, 2003, the Company entered into an agreement to acquire an interest in certain gold properties in the People’s Republic of China from Terrawest Resource Holdings Ltd. (“Terrawest”).  The Company conducted property evaluation and due diligence in 2003. In March 2004, the agreement effectively ended when Terrawest received a notice from its Chinese partners terminating Terrawest’s underlying agreement on the subject properties.  The Company agreed to abandon any claim against Terrawest in consideration of Terrawest and its principals providing two joint and several promissory notes totalling $100,000. The promissory notes are each for $50,000, fell due on July 30, 2004 and December 31, 2004 respectively and bear interest at the rate of 10% per year after their due dates. The present value of these promissory notes was $94,955 at the date of issue and $50,000 at December 31, 2004.  The Company received the $50,000 due July 30, 2004 and, in April 2005 received $2,500 of the amount due December 31, 2004.

4.

LOANS PAYABLE

In 2003 the Company arranged for bridge financing totalling $152,131. The loans were to be repaid on the earlier of (1) the date that the Company closed a private placement of its securities so as to realize gross proceeds of at least $500,000; or (2) by March 31, 2004. The loans bore interest at 12% per year and included a share bonus of 45,276 common shares, subject to regulatory approval.

The Company was unable to repay the loan when it fell due and, in April 2005, reached an agreement with the lenders to settle the principal amount of the debt for 25% in cash and 75% in common shares at US$0.15 per share. The loan holders agreed to waive interest on the loans and the common share bonuses. The settlement was subject to regulatory approval, which was granted in July 2005. The Company will recognize a gain on settlement of debt in its third fiscal quarter, being when the Company received regulatory approval.

5.

SHARE CAPITAL AND CONTRIBUTED SURPLUS

	Number of Shares	Share Capital	Contributed Surplus

Balance at December 31, 2002	$2,186,929	$3,742,531	-
Private placement	1,333,330	300,639	-
Settlement of accounts payable	32,221	28,999	-
Private placement	423,077	151,717	-
Exercise of warrants	33,333	8,883	-
Stock-based compensation	-	-	54,000

Balance at December 31, 2003	4,008,890	4,232,769	54,000
Exercise of warrants	77,836	19,833	-
Private placement	2,480,000	146,193	-
Finder’s fee	190,000	11,200	-
Share issue costs	-	(17,286)	-

Balance at December 31, 2004	6,756,726	4,392,709	54,000
Share issue costs	-	(2,641)	-

Balance at June 30, 2005	6,756,726	4,390,068	54,000

Debt Settlements

In April 2005, as described in notes 2 and 4, the Company agreed to settle debts through the issuance of common shares. This will result in the issuance of an additional 2,140,000 common shares.

6.

STOCK OPTIONS

In 2003 the Company adopted an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company.  The maximum number of shares reserved for issuance under the Plan shall not exceed 10% of the issued share capital of the Company.  Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant.  Options granted under the Plan have a term not to exceed five years.

As at June 30, 2004, the following stock options are outstanding and exercisable:

Number of Shares	Exercise Price	Expiry Date

256,000	US$ 0.50	April 16, 2008

The change in stock options outstanding is as follows:

	June 30, 2005		June 30, 2004
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

At January 1	256,000	$ 0.60	277,956	$ 0.79

Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
At end of period	256,000	$ 0.60	277,956	$ 0.79

7.

WARRANTS

The change in share purchase warrants outstanding is as follows:

	June 30, 2005		June 30, 2004
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

At January 1	-	-	1,088,630	$0.35
Expired	-	-	(555,496)	0.26
Exercised	-	-	(77,836)	0.26
At end of period	-	-	455,298	$0.50

8.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with consulting firms controlled by directors, an officer and a former director:

	Three Months Ended June 30		Three Months Ended June 30
	2005	2004	2005	2004

Consulting fees	$ 7,500	$ 7,500	$ 15,000	$ 10,000
Rent and office costs	2,175	2,700	4,875	7,500

Included in accounts payable at June 30, 2005 is $142,250 (December 31, 2004 - $158,082) due to a law firm controlled by a director and $179,020 (December 31, 2004 - $173,818) due to consulting companies related by directors, an officer and a former director. Of these amounts, $280,743 was subsequently settled through the issuance of common shares.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

9.

RECLASSIFICATION

Certain 2004 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2005.

10.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. These financial statements also conform, in all material respects, to accounting principles generally accepted in the United States with respect to recognition, measurement and presentation.

11.

SUBSEQUENT EVENTS

In July 2005 the Company received regulatory approval for share for debt settlements with insiders and note holders (notes 2, 4 and 8).